Exhibit 99.1

Noble Rock Acquisition Corporation Announces Pricing of Upsized

$210 Million Initial Public Offering

WILMINGTON, DE, February 1st, 2021 — Noble Rock Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 21,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “NRACU” beginning February 2nd, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “NRAC” and “NRACW,” respectively. The offering is expected to close on February 4th, 2021 subject to customary closing conditions.

Noble Rock Acquisition Corporation was founded by Whitney A. Bower. The Board of Directors includes Michael Alter, Dave Habiger, David Lang, Pete Low and Aemish Shah. The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on the software and tech-enabled services sectors.

Stifel, Nicolaus & Company, Incorporated, Oppenheimer & Co. and William Blair & Company, L.L.C. are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,150,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor Baltimore, Maryland 21202, by email: syndprospectus@Stifel.com or by telephone at (855) 300-7136; Oppenheimer & Co. Inc., Attn: Oppenheimer & Co. Inc., 85 Broad Street, New York, New York 10004 or by email: EquityProspectus@opco.com; William Blair & Company, L.L.C., Attn: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

A registration statement relating to the securities became effective on February 1st, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Noble Rock Acquisition Corporation

info@noblerockacquisitioncorp.com